Exhibit 10.41(a)

AMENDMENT NO. 1

TO

CREDIT AGREEMENT

This Amendment No. 1 to Credit Agreement (this “Amendment”), dated as of April 7, 2006, amends that certain Credit Agreement, dated as of September 19, 2005 (as amended, the “Agreement”), among the financial institutions from time to time parties thereto (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Bank of America, N.A., with an office at 55 South Lake Avenue, Suite 900, Pasadena, California 91101, as administrative agent for the Lenders (in its capacity as agent, the “Agent”) and Spansion LLC, a Delaware limited liability company (“Borrower”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

R E C I T A L S

WHEREAS, Borrower, the Lenders and the Agent have entered into the Agreement;

WHEREAS, Borrower desires to amend the Agreement; and

WHEREAS, the Agent and the Lenders are willing to do so, subject to the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Agent, the Lenders, and the Borrower hereby agree as follows.

A G R E E M E N T

Section 1. Amendments to the Agreement. The Agent, the Lenders, and the Borrower agree that the Agreement shall be amended as follows:

A. Section 1.2(ii) is hereby renumbered as Section 1.2(i).

B. Section 1.2(i)(A) (formerly Section 1.2(ii)(A)) is hereby amended to read as follows:

“(A) Subject to the limitations set forth below, the Agent is authorized by the Borrower and the Lenders, from time to time in the Agent’s sole discretion, (1) after the occurrence of a Default or an Event of Default, or (2) at any time that any of the other conditions precedent set forth in Article 8 have not been satisfied, to make Base Rate Revolving Loans to the Borrower on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed 5% of the Borrowing Base (but in any event not to exceed the Maximum Revolver Amount) which the Agent, in its reasonable business judgment, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (z) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 13.7 (any of such advances are herein referred to as “Agent Advances”); provided, that, the Majority Lenders may at any time revoke the Agent’s authorization to make Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof.”

C. Section 1.5 is hereby amended to read as follows:

“Bank Products. The Borrower may request and the Agent may, in its sole and absolute discretion, arrange for the Borrower to obtain from any Lender or any Lender’s Affiliates, Bank Products although the Borrower is not required to do so. If Bank Products are provided by an Affiliate of any Lender, the Borrower agrees to indemnify and hold the Agent and the Lenders harmless from any and all costs and obligations now or hereafter incurred by the Agent or any of the Lenders which arise from any indemnity given by any Lender to its Affiliates related to such Bank Products; provided, however, nothing contained herein is intended to limit the Borrower’s rights, with respect to any Lender or such Lender’s Affiliates, if any, which arise as a result of the execution of documents by and between the Borrower and the Bank which relate to Bank Products. The agreement contained in this Section shall survive termination of this Agreement. The Borrower acknowledges and agrees that the obtaining of Bank Products from any Lender or such Lender’s Affiliates (a) is in the sole and absolute discretion of such Lender or such Lender’s Affiliates, and (b) is subject to all rules and regulations of such Lender or such Lender’s Affiliates.”

D. The last paragraph of Section 3.8 is hereby amended to read as follows:

“Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default has occurred and is continuing, neither the Agent nor any Lender shall apply any payments which it receives to any LIBOR Rate Loan, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Rate Loan, or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans and, in any event, the Borrower shall pay LIBOR breakage losses in accordance with Section 4.4. The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations. Amounts distributed with respect to any Debt arising out of Bank Products shall be the lesser of the applicable Bank Product Amount last reported to Agent or the actual Debt arising out of Bank Products as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Debt arising out of Bank Products, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Lender or Lender’s Affiliate which issued the Bank Product. In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it.”

E. The reference to Section 3.8 in the sixth sentence of Section 3.10 is hereby amended to read “Section 3.9”.

F. Section 6.15 is hereby amended by adding the following phrase immediately after such section’s title: “Except as set forth on Schedule 6.15,”.

G. The last sentence of Section 7.6 is hereby amended to read as follows:

“In all other circumstances, the Agent shall apply such insurance and condemnation proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 3.8.”

H. Section 11.1(a)(v) is hereby amended to read as follows:

“(v) Amend the definition of the Borrowing Base or any definition used therein;”

I. Section 11.2(b) is hereby amended to read as follows:

“(b) From and after the date that the Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations, including, but not limited to, the obligation to participate in Letters of Credit and Credit Support have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article 4 and Section 13.11 of this Agreement and the benefits of the Environmental Indemnity Agreement).”

J. Section 13.4 is hereby amended by adding the following section reference immediately after the reference to Section 13.3(d): “and Section 13.3(f)”.

K. The definition of “Agent’s Liens” contained in Annex A to the Agreement is hereby amended to read as follows:

“‘Agent’s Liens’ means the Liens in the Collateral granted to the Agent, for the benefit of the Lenders, Bank, Affiliates of the Lenders, and Agent pursuant to this Agreement and the other Loan Documents.”

L. The definition of “Applicable Margin” contained in Annex A to the Agreement is hereby amended in its entirety to read as follows:

“‘Applicable Margin’ means

(i) with respect to Base Rate Revolving Loans and all other Obligations (other than the LIBOR Rate Loans, the Unused Line Fee and the Letter of Credit Fee), 0.00%;

(ii) with respect to LIBOR Revolving Loans, 1.50%;

(iii) with respect to the Unused Line Fee, 0.35%; and

(iv) with respect to the Letter of Credit Fee, 1.50%.

The Applicable Margins shall be adjusted (up or down) prospectively on a quarterly basis as determined by the Borrower’s Borrowing Base Certificates and Domestic Cash Reports (and, for purposes of Level I, quarterly unaudited or annual audited (as applicable) Financial Statements), commencing with the first day of the first calendar month that occurs more than 5 days after delivery of the Borrower’s quarter-end Borrowing Base Certificate and Domestic Cash Report (and, for purposes of Level I, quarterly unaudited or annual audited (as applicable) Financial Statements) to Agent for the fiscal quarter ending March 31, 2006. Adjustments in Applicable Margins shall be determined by reference to the following grid:

Applicable Margins
Level	Total Liquidity	Base Rate Revolving Loans	LIBOR Revolving Loans	Letter of Credit Fee	Unused Line Fee
IV	Less than $200,000,000	0.50%	2.00%	2.00%	0.30%
III	Less than $300,000,000 but greater than or equal to $200,000,000	0.25%	1.75%	1.75%	0.35%
II	Less than $400,000,000 but greater than or equal to $300,000,000	0.00%	1.50%	1.50%	0.35%
I	Greater than or equal to $400,000,000	-0.25%	1.25%	1.25%	0.35%

provided, however, that in order for the Borrower to obtain the favorable pricing set forth in Level I above (in addition to meeting the minimum threshold amount of Total Liquidity), the Parent, must maintain a minimum EBITDA of not less than $500,000,000.

All adjustments in the Applicable Margins after March 31, 2006 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least 5 days after the date of delivery to the Agent of the quarter-end Borrowing Base Certificate and Domestic Cash Report (and, for purposes of Level I, quarterly unaudited or annual audited (as applicable) Financial Statements) evidencing the need for an adjustment. Concurrently with the delivery of each quarter-ending Borrowing Base Certificate and Domestic Cash Report (and, for purposes of Level I, quarterly unaudited or annual audited (as applicable) Financial Statement), the Borrower shall deliver to the Agent a certificate, signed by its chief financial officer or vice president of finance (or any other officer, acceptable to Agent, having similar responsibility and authority), setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Borrowing Base Certificates and Domestic Cash Reports (and, for purposes of Level I, quarterly unaudited or annual audited (as applicable) Financial Statements) shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Borrowing Base Certificates and Domestic Cash Reports (and, for purposes of Level I, quarterly unaudited or annual audited (as applicable) Financial Statements) demonstrating that such an increase is not required. If a Default or Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, no reduction may occur until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.”

M. The definition of “Bank Products” contained in Annex A to the Agreement is hereby amended to read as follows:

“‘Bank Products’ means any one or more of the following types of services or facilities extended to the Borrower by a Lender or any Affiliate of any Lender in reliance on such Lender’s agreement to indemnify such affiliate: (i) credit cards; (ii) ACH Transactions; (iii) cash management, including controlled disbursement services; and (iv) Hedge Agreements, provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 3.8, the applicable Lender or Lender’s Affiliate and Borrower must have previously provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the amount of Debt owing from time to time with respect to such Bank Products. The Bank Product Amount may be changed from time to time upon written notice to Agent by applicable Lender or Lender’s Affiliate and Borrower. No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause the aggregate amount of outstanding Revolver Loans to exceed the Borrowing Base.”

N. The definition of “Borrowing Base” contained in Annex A to the Agreement is hereby amended to read as follows:

“‘Borrowing Base’ means, at any time, an amount equal to: (a) the sum of (A) eighty-five percent (85%) of the Net Amount of Eligible Accounts (but for purposes of this calculation Eligible Accounts shall exclude Eligible Other Foreign Accounts), plus (B) the lesser of (1) $10,000,000 and (2) twenty five percent (25%) of the Net Amount of Eligible Other Foreign Accounts, plus (C) the Maximum Real Estate Loan Amount; minus (b) Reserves from time to time established by the Agent in its reasonable credit judgment.”

O. The definition of “Capital Expenditures” contained in Annex A to the Agreement is hereby deleted.

P. Clause (g) of the definition of “Eligible Accounts” contained in Annex A to the Agreement is hereby amended to read as follows:

“(g) owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States of America or Canada (unless such Account Debtor is an Eligible Foreign Account Debtor or is the obligor in respect of an Eligible Other Foreign Account); or (ii) is not organized under the laws of the United States of America or Canada or any state or province thereof (unless such Account Debtor is an Eligible Foreign Account Debtor or is the obligor in respect of an Eligible Other Foreign Account); or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit satisfactory to the Agent in its discretion;”

Q. The definition of “LIBOR Rate” contained in Annex A to the Agreement is hereby amended to read as follows:

“‘LIBOR Rate’ means, for any Interest Period, with respect to LIBOR Rate Loans, the rate of interest per annum determined pursuant to the following formula:

LIBOR Rate =	Offshore Base Rate
100% minus the Eurodollar Reserve Percentage

Where,

‘Offshore Base Rate’ means the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum determined by Agent as the rate of interest at which dollar deposits in the approximate amount of the LIBOR Rate Loan comprising part of such Borrowing would be offered by the Bank’s London Branch to major banks in the offshore dollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

‘Eurodollar Reserve Percentage’ means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next  1/100th of 1%) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement

(including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Offshore Rate for each outstanding LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.”

R. The definition of “Maximum Real Estate Loan Amount” contained in Annex A to the Agreement is hereby amended to read as follows:

“‘Maximum Real Estate Loan Amount’ means as of any date of determination, the difference of: (a) $60,375,000, minus (b) an amount equal to $900,000 multiplied by the number of full or partial months in the period commencing on November 1, 2005 and ending on the first day of the month of determination (such reductions to take effect on the first day of each such month).”

S. Annex A to the Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“‘Eligible Other Foreign Accounts’ means Eligible Accounts owing to Borrower by any Account Debtor that does not maintain its chief executive office in the United States or Canada or is not organized under the laws of the United States or any state thereof (which Account Debtor is not an Eligible Foreign Account Debtor).

‘Net Amount of Eligible Other Foreign Accounts’ means, at any time, the gross amount of Eligible Other Foreign Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances accrued rebates, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.”

T. With respect to Sections 5.2, 6.8, 6.11, 6.13, 6.26, 7.23, 7.31, and the definition of “Guarantor” and “Latest Projections” set forth in Annex A, the Approved Restructuring shall be deemed to have occurred on December 22, 2005.

U. Schedule A-1 to the Agreement is hereby amended and restated in its entirety to read as set forth on Annex I attached hereto and by this reference made a part of the Agreement, as amended hereby.

V. Schedule E-1 to the Agreement is hereby amended and restated in its entirety to read as set forth on Annex II attached hereto and by this reference made a part of the Agreement, as amended hereof.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

A. Amendment. A fully executed copy of this Amendment signed by the Borrower and the Lenders, and acknowledged by the Guarantor, shall be delivered to the Agent; and

B. Other Documents. The Borrower shall have executed and delivered to the Agent such other documents and instruments as the Agent may reasonably require in furtherance of this Amendment.

Section 3. Conditions Subsequent. The obligation of each Lender to make any Loans or any extend any other credit under the Agreement shall be subject to the fulfillment, to the satisfaction of Agent (or waiver thereby), of each of the conditions subsequent set forth below. The failure by Borrower to satisfy any of these conditions subsequent within such condition subsequent’s prescribed time period shall constitute an Event of Default:

A. Parent Documents. Borrower shall cause to be delivered to the Agent, on or before April 21, 2006, each of the following documents, duly executed and in form and substance satisfactory to Agent (and notwithstanding anything in Section 7.31 of the Agreement to the contrary, the deadline for the delivery of the documents in that Section shall be April 21, 2006):

(i) joinder agreement, pursuant to which Parent shall become a party to the Agreement;

(ii) Continuing Guaranty;

(iii) a certificate of a Responsible Officer of Parent attaching true and correct copies of the articles or certificate of incorporation and bylaws (or other applicable organizational documents) of Parent, with such certificate to certify that the attached documents are true and correct copies of such documents and that such documents are in full force and effect as of the date hereof;

(iv) a certificate of a Responsible Officer of Parent certifying the names and true signatures of the officers of Parent authorized to execute, deliver and perform the Agreement and all other Loan Documents;

(v) such opinions of counsel for Parent and the Borrower as the Agent shall reasonably request; and

(vi) revised schedules to the Agreement.

Section 4. Miscellaneous.

A. Survival of Representations and Warranties. All representations and warranties made in the Agreement or any other document or documents relating thereto, including, without limitation, any Loan Document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by Agent or Lenders or any closing shall affect the representations and warranties or the right of Agent or Lenders to rely thereon.

B. Reference to Agreement. The Agreement, each of the Loan Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof, or pursuant to the terms of the Agreement as amended hereby, are hereby amended so that any reference therein to the Agreement shall mean a reference to the Agreement as amended hereby.

C. Agreement Remains in Effect. The Agreement and the Loan Documents, as amended hereby, remain in full force and effect and the Borrower ratifies and confirms its agreements and covenants contained therein. The Borrower hereby confirms that, after giving effect to this Amendment, no Event of Default or Default exists as of such date.

D. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

E. APPLICABLE LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS PROVIDED THAT PERFECTION ISSUES WITH RESPECT TO ARTICLE 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE 9 OF THE UCC) OF THE STATE OF CALIFORNIA.

F. Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of Agent, the Lenders, and the Borrower and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders.

G. Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

H. Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

I. NO ORAL AGREEMENTS. THIS AMENDMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS AS WRITTEN, REPRESENTS THE FINAL AGREEMENT AMONG THE AGENT, THE LENDERS, AND THE BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE AGENT, THE LENDERS, AND THE BORROWER.

*****

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

“BORROWER”

SPANSION LLC, a Delaware limited liability company

By:	/s/ Dario Sacomani
Name:	Dario Sacomani
Title:	Executive Vice President and Chief Financial Officer

Amendment No. 1

to Credit Agreement

“AGENT”

BANK OF AMERICA, N.A., as the Agent

By:	/s/ John McNamara
Name:	John McNamara
Title:	Vice President

Amendment No. 1

to Credit Agreement

“LENDERS”

BANK OF AMERICA, N.A., as a Lender

By:	/s/ John McNamara
Name:	John McNamara
Title:	Vice President

Amendment No. 1

to Credit Agreement

The undersigned party (“Guarantor”), (i) consents to and approves the execution and delivery of this Amendment by the parties hereto, (ii) agrees that this Amendment does not and shall not limit or diminish in any manner the obligations of the Guarantor pursuant to the guarantee delivered in connection with the Agreement (the “Guarantee”) by the undersigned and that such obligations would not be limited or diminished in any manner even if Guarantor had not reaffirmed this Amendment, (iii) agrees that this Amendment shall not be construed as requiring the consent of the Guarantor in any other circumstance, (iv) reaffirms each of its obligations under the Guarantee, and (v) agrees that the Guarantee remain in full force and effect and is hereby ratified and confirmed.

“GUARANTOR”

SPANSION INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Dario Sacomani
Name:	Dario Sacomani
Title:	Executive Vice President and Chief Financial Officer

Amendment No. 1

to Credit Agreement

ANNEX I

Schedule A-1

Approved Restructuring

Prior to its initial public offering, the Spansion LLC, a Delaware limited liability company (“Spansion LLC”), will be reorganized into a corporate structure. The reorganization will occur through the following steps.

1. AMD Investments, Inc., a Delaware corporation (“AMD Investments”) and an indirect wholly-owned subsidiary of Advanced Micro Devices, Inc., a Delaware corporation (“AMD”), will contribute its 60% ownership interest in Spansion LLC to a newly formed entity, Spansion Inc., a Delaware corporation (“Spansion Inc.”), in exchange for shares of Class A Common Stock and Class B Common Stock of Spansion Inc.

2. Fujitsu Limited, a company organized under the laws of Japan (“Fujitsu”) will contribute all of the outstanding capital stock of Fujitsu Microelectronics Holding, Inc., a Delaware corporation (“FMH”) and the wholly-owned Fujitsu subsidiary that holds Fujitsu’s 40% ownership interest in Spansion LLC, to Spansion Inc. in exchange for shares of Class C Common Stock and Class D Common Stock of Spansion Inc.

3. FMH will change its name to Spansion Technology Inc.

4. Spansion Inc. will contribute the 60% ownership interest in Spansion LLC that it received from AMD Investments to Spansion Technology Inc.

5. Spansion LLC, which will then be a wholly-owned subsidiary of Spansion Technology Inc., will shortly thereafter be merged into Spansion Technology Inc. with Spansion Technology Inc. the surviving entity.

6. Spansion Technology Inc. will ultimately be the wholly owned operating subsidiary of Spansion Inc. Steps 4, 5, and 6 will occur during the 2007 calendar year.

Schedule A-1

ANNEX II

Schedule E-1

ELIGIBLE FOREIGN ACCOUNT DEBTORS

Customer	HQ	Debtor Location
Alcatel	France	Belgium, Italy, Germany
Arrow Electronics	USA	HK, Singapore, Australia, others
Avnet	USA	HK, Singapore, Taiwan, others
Bosch (Robert) GmbH	Germany	Germany, France, Hungary
Ericsson	Sweden	Sweden
Flextronics	Singapore	HK, Hungary, Israel, others
Foxconn/Hon Hai Precision	Taiwan	Hungary
Hewlett-Packard	USA	Singapore, Germany
IBM	USA	Singapore
Jabil Circuit	USA	China, Hungary
Johnson Controls	USA	France
LG Electronics	Korea	Korea
Motorola	USA	Singapore, France, others
Nokia	Finland	Korea, Hungary, Finland, others
Philips	Netherlands	Germany, France
Samsung	Korea	Korea, Singapore
Siemens	Germany	China, Brazil, Germany, others
Thomson	France	France

ELIGIBLE FOREIGN ACCOUNT DEBTORS (TO BE MONITORED)

Celestica	Canada	HK, China, Spain
Sanmina-SCI	USA	Scotland, China, others
Solectron	USA	Mexico, China, Scotland, others

Annex II

Schedule E-1